Exhibit 10.2D

FOURTH AMENDMENT

To The

RE-ESTABLISHED RETIREMENT PLAN FOR HOURLY EMPLOYEES OF

KEWAUNEE SCIENTIFIC CORPORATION

(As Amended and Restated Effective as of May 1, 2001)

WHEREAS, Kewaunee Scientific Corporation (the “Company”) maintains the Re-Established Retirement Plan for Hourly Employees of Kewaunee Scientific Corporation (the “Plan”), which was most recently amended and restated in its entirety by an instrument effective as of May 1, 2001, to incorporate changes to the Internal Revenue Code of 1986, as amended (the “Code”) made by recent Acts of Congress; and

WHEREAS, pursuant to Section 12.2 of the Plan, the Company reserved the right to amend the Plan, from time to time, in its discretion as long as such amendment does not cause assets of the Trust Fund to be diverted or used for purposes other than the exclusive benefit of participants, to favor highly compensated employees or to amend the Plan in a manner which would reduce accrued benefits in violation of Section 411(d)(6) of the Code; and

WHEREAS, in accordance with Section 12.2 of the Plan, the Board of Directors of the Company has found it desirable to freeze participation and benefit accrual under the Plan effective as of April 30, 2005, but to continue to otherwise operate the Plan according to its terms and to maintain the Plan in accordance with all applicable laws, and adopted the Third Amendment to the Plan to accomplish said change; and

WHEREAS, in order to facilitate the Internal Revenue Service’s issuance of a favorable determination letter on behalf of the Plan as frozen, the Board of Directors of the Company has found it desirable to adopt this Fourth Amendment to the Plan in order to clarify the Plan’s compliance with the Community Renewal Tax Relief Act of 2000.

NOW THEREFORE, pursuant to the authority reserved to the Company under Section 12.2 of the Plan, the Plan be and hereby is amended as set forth below.

1.	Effective as of January 1, 1998, Article VI of the Plan is amended by the deletion of Section 6.5(f)(v) and by the addition of a new Section 6.5(f)(v) to provide as follows:

“(v)	The term ‘415 Compensation’ means, for purposes of the contribution and benefit limitations of Section 415 of the Code, the amount of taxable wages reported on Form W-2 as paid to such Participant by the Employer and all Related Companies for the calendar year which ends in or with such year, increased by any elective contributions to a cafeteria plan, 401(k) plan, or, effective January 1, 1998, a qualified transportation arrangement, that are excluded from the Participant’s income under Section 125, Section 402(e)(3) of Section 132(f)(4) of the Code.”

2.	Although no corresponding amendment shall be made to any provision of the Plan, the Committee is empowered to operate and administer the Plan consistent with the amendments reflected herein.

IN WITNESS WHEREOF, this Fourth Amendment to the Re-Established Retirement Plan for Hourly Employees of Kewaunee Scientific Corporation is hereby executed by the officer duly authorized effective as of January 1, 1998.

KEWAUNEE SCIENTIFIC CORPORATION

By:	/s/ D. Michael Parker
Vice President, Finance On behalf of the Board of Directors

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